Exhibit 99.1
Contacts:	Rebecca Geier Corp. Comm. /Investor Relations Director (512) 683-5325

National Instruments Reports Record Revenue and Net Income
Company Reports Q4 Revenue of $160 Million -- Up 17 Percent Year-Over-Year;
Increases Quarterly Dividend 20 Percent

AUSTIN, Texas -- Jan. 25, 2006 -- National Instruments (Nasdaq: NATI) reported record quarterly revenue in the fourth quarter of $160 million, a 17 percent increase over Q4 2004 and a 13 percent sequential increase from Q3 2005. Fully diluted earnings per share for Q4 2005 was 26 cents with record quarterly net income of $21 million, up 27 percent from Q4 2004. For Q4 2005, operating margin was 17 percent, showing significant progress toward the company's long-term goal of 18 percent operating margin.

For 2005, revenue totaled $572 million, up 11 percent from $514 million in 2004, marking record annual revenue and the company's 28th year of revenue growth. Fully diluted earnings per share (EPS) for 2005 was 76 cents with record annual net income of $62 million, a 27 percent increase over 2004, and an operating margin of 14 percent up from 12 percent in 2004.

The company also announced today a 20 percent increase in its dividend to 6 cents per share of its common stock payable on Feb. 27, 2006, to shareholders of record on Feb. 6, 2006. Additionally, during Q4, the company used $8 million for the repurchase of 315,000 shares of the company's common stock at an average price of $25. NI continues to have a very strong balance sheet, with $176 million in net cash and short-term investments and no debt as of Dec. 31, 2005.

"Given the record year for revenue and profits in 2005 and our very strong balance sheet, the Board of Directors has approved a 20 percent dividend increase to 6 cents per share," said NI CFO Alex Davern.

"Our strategic investments in R&D over the last several years have paid off with a record number of new products released in 2005," said Dr. James Truchard, NI president and CEO. "I am pleased with the progress the company has made in expanding market share, while establishing strategic new growth areas for virtual instrumentation, such as high-performance measurements, RF instrumentation, and industrial and machine control."

Q4 2005 Highlights

  Record quarterly revenue of $160 million, up 17 percent year-over-year
  Record quarterly net income of $21 million, up 27 percent year-over-year, with 17 percent operating margin
  Record quarterly sales of software, PXI, data acquisition, machine vision, motion control, distributed I/O and modular instruments

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National Instruments Reports Record Revenue and Net Income
Jan. 25, 2006

FY 2005 Highlights

  Record annual revenue of $572 million, up 11 percent year-over-year
  Record annual net income of $62 million, up 27 percent year-over-year, with 14 percent operating margin
  Strong investment in R&D with record number of new products released
  NI named to FORTUNE magazine's 100 Best Companies to Work For list for seventh consecutive year
  LabVIEW 8 chosen as finalist for EDN's Innovation of the Year
  NI PXI-5922 flexible-resolution digitizer named a Best in Test winner by Test & Measurement World and finalist for EDN's Innovation of the Year

"The release of LabVIEW 8 in October represents a new milestone for virtual instrumentation in terms of performance, flexibility and ease-of-use," said John Graff, vice president marketing and customer operations. "We are very pleased with the initial response from customers and the industry, including LabVIEW 8 being named Product of the Year by Electronic Products as well as Innovation of the Year finalist by EDN."

"With a 17 percent increase in revenue and a 27 percent increase in net income, we continued to drive operating leverage in Q4," said Alex Davern. "For the full year, we generated significant operating leverage, increasing our operating margin from 12 percent of revenue in 2004 to 14 percent in 2005. Going into 2006, we are focused on continuing to make progress toward our long-term goal of 18 percent operating margin."

Geographically, the growth of revenue in U.S. dollar terms for Q4 2005 compared to Q4 2004 was as follows: up 18 percent in the Americas, up 10 percent in Europe, and up 25 percent in Asia, equaling overall growth of 17 percent.

In local currency terms, revenue was up 5 percent in Europe and up 24 percent in Asia, for an overall local currency growth of 14 percent.

Accounting for Stock-Based Compensation

In accordance with SFAS123R, the company will begin expensing all stock-based compensation in its Generally Accepted Accounting Principles (GAAP) results for all periods beginning after Jan. 1, 2006. This will include the impact of the company's current restricted stock and employee stock purchase plans, in addition to its unvested options available under its previous stock option plans.

Future Non-GAAP Earnings Presentation and Non-GAAP Earnings Guidance

Beginning in Q1 2006, the company plans to present non-GAAP operating results in addition to disclosing results determined in accordance with GAAP. In this press release, the company has presented its earnings guidance for Q1 2006 on a GAAP and non-GAAP basis and will provide guidance under both methods at its quarterly conference call. When presenting non-GAAP results, the company will include a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results will assist investors in assessing the

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National Instruments Reports Record Revenue and Net Income
Jan. 25, 2006

Company's operational and cash-flow performance. The company will present these non-GAAP results as a complement to results provided in accordance with GAAP and they should not be regarded as a substitute to GAAP.

Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, for purposes of comparison with its business plan and individual operating budgets and allocation of resources. Management also considers such non-GAAP results to be an important supplemental measure of its performance.

In line with common industry practice and to enable comparability with other technology companies, the company's non-GAAP presentation will exclude the impact of both stock-based compensation under the new accounting standard SFAS123R and the amortization of acquisition-related intangibles. Other companies, including other companies in the Company's industry, may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. For Q1 2006, the company expects the impact of stock-based compensation to be 4 cents per share and the impact of the amortization of acquisition-related intangibles to be 1 cent per share. A reconciliation of the Company's Q1 2006 guidance on a GAAP basis to its guidance on its non-GAAP basis is included as a part of this press release.

Guidance for Q1 2006

For Q1 2006, NI currently expects revenue to be in the range of $150 million to $156 million, equivalent to revenue growth of between 16 percent and 20 percent year-over-year. The company currently expects GAAP fully diluted EPS to be in the range of 13 cents to 17 cents per share and expects non-GAAP fully diluted EPS to be in the range of 18 cents to 22 cents per share.

Interested parties can listen to a conference call today, Jan. 25, 2006, beginning at 4:00 p.m. CST, at www.ni.com/call. Replay information is available by calling (719) 457-0820, confirmation code #7642978, from Jan. 25, 2006, at 7:00 p.m. CST, through Feb. 2, 2006, at 12:00 a.m. CST.

This release contains "forward-looking statements," including statements related to the long-term goal of 18 percent operating margin, expanding market share, establishing strategic new growth areas, estimated Q1 2006 EPS impact of stock based compensation and acquisition-related intangibles, expected revenue for Q1 2006, estimated Q1 2006 GAAP and non-GAAP EPS. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

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National Instruments Reports Record Revenue and Net Income
Jan. 25, 2006

About National Instruments

For 30 years, National Instruments (www.ni.com) has been a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists in industry, government and academia approach measurement and automation. Leveraging PCs and commercial technologies, virtual instrumentation increases productivity and lowers costs for test, control and design applications through easy-to-integrate software, such as NI LabVIEW, and modular measurement and control hardware for PXI, PCI, PCI Express, USB and Ethernet. Headquartered in Austin, Texas, NI has more than 3,800 employees and direct operations in nearly 40 countries. For the past seven years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers may obtain investment information from the company's investor relations department by calling (512) 683-5090, by sending e-mail to nati@ni.com or by visiting www.ni.com/nati.

The condensed consolidated balance sheet and statement of income follow.

LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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National Instruments Reports Record Revenue and Net Income
Jan. 25, 2006

National Instruments

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)
	December 31	December 31
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$55,864	$76,216
Short-term investments	119,846	150,392
Accounts receivable, net	95,733	87,312
Inventories, net	62,827	54,043
Other current assets	28,036	24,019
Total current assets	362,306	391,982

Property and equipment, net	144,330	149,783
Goodwill, net	52,533	13,356
Intangibles, net	43,602	20,824
Other long-term assets	5,565	6,148
Total assets	$608,336	$582,093

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,832	$25,208
Accrued expenses and other liabilities	56,788	57,139
Total current liabilities	87,620	82,347

Deferred income taxes, net	16,866	13,297
Total liabilities	104,486	95,644

Stockholders' equity:
Preferred stock	-	-
Common stock	785	789
Additional paid-in capital	73,456	98,897
Retained earnings	429,859	384,118
Other	(250)	2,645
Total stockholders' equity	503,850	486,449
Total liabilities and stockholders' equity	$608,336	$582,093

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National Instruments Reports Record Revenue and Net Income
Jan. 25, 2006

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31
	2005	2004	2005	2004
Net sales	$159,661	$136,975	$571,841	$514,088
Cost of sales	42,339	36,332	149,309	135,473
Gross profit	117,322	100,643	422,532	378,615

Sales and marketing	54,327	48,603	211,280	188,727
Research and development	24,369	21,621	87,841	84,692
General and administrative	11,988	11,188	46,530	41,390
Patent litigation	44	(2,074)	(1,331)	1,110
Total operating expenses	90,728	79,338	344,320	315,919

Operating income	26,594	21,305	78,212	62,696

Interest income	1,017	863	3,758	2,905
Net foreign exchange gain/(loss)	(396)	2,118	(1,566)	1,287
Other income (expense), net	96	(2,306)	276	(2,075)

Income before income taxes	27,311	21,980	80,680	64,813
Provision for income taxes	6,353	5,495	19,163	16,203

Net income	$20,958	$16,485	$61,517	$48,610
Earnings per share:
Basic	$0.27	$0.21	$0.78	$0.62

Diluted	$0.26	$0.20	$0.76	$0.59

Weighted average shares outstanding:
Basic	78,505	78,823	78,552	78,680

Diluted	80,821	81,802	80,910	82,096

Dividends declared per share	$0.05	$0.05	$0.20	$0.18

National Instruments Reports Record Revenue and Net Income
Jan. 25, 2006

Reconciliation of GAAP to non-GAAP Guidance for Q1 2006
Diluted Net Earnings per Share

Q1 2006
Range of Diluted GAAP net earnings per share	$0.13 - 0.17
Estimated Stock based compensation	0.04
Estimated Amortization of acquired intangibles	0.01
Range of Diluted non-GAAP net earnings per shares	$0.18 - 0.22

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